Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401

We consent to the incorporation by reference in the registration statements of The Macerich Company on Form S-3 (File No. 333-21157), Form S-3 (File No. 333-38721) and Forms S-8 of our report dated July 12, 2000, on our audits of the financial statements and supplemental schedule of The Macerich Property Management Company Profit Sharing Plan as of December 31, 1999 and 1998 and for the years then ended, which report is included in the Annual Report on Form 11-K.

/s/ Holthouse Carlin & Van Trigt LLP
Los Angeles, California
July 12, 2000



























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